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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)1

IBeam Broadcasting

(Name of Issuer)
Common Stock

(Title of Class of Securities)
45073P-10-1
(CUSIP Number)
December 31, 2001
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        / /      Rule 13d-1(b)

        / /      Rule 13d-1(c)

        /x/      Rule 13d-1(d)

1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.            45073P-10-1

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Crosspoint Venture Partners 1997, L.P., a Delaware limited partnership (Tax ID number: 77-0488512)

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	Sec Use Only

(4)	Citizenship or Place of Organization
Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	Sole Voting Power
0

		(6)	Shared Voting Power
0

		(7)	Sole Dispositive Power
0

		(8)	Shared Dispositive Power
0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /
/ /

(11)	Percent of Class Represented by Amount in Row (9)
0

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.            45073P-10-1

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Crosspoint Associates 1997, L.L.C., a Delaware limited partnership (Tax ID number: 77-468508)

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	Sec Use Only

(4)	Citizenship or Place of Organization
Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	Sole Voting Power
0

		(6)	Shared Voting Power
0

		(7)	Sole Dispositive Power
0

		(8)	Shared Dispositive Power
0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /
/ /

(11)	Percent of Class Represented by Amount in Row (9)
0

(12)	Type of Reporting Person (See Instructions)
PN

CUSIP No.            45073P-10-1

(1)	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).
Rich Shapero

(2)	Check the Appropriate Box if a Member	(a)	/ /
	of a Group (See Instructions)	(b)	/x/

(3)	Sec Use Only

(4)	Citizenship or Place of Organization
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:		(5)	Sole Voting Power
0

		(6)	Shared Voting Power
0

		(7)	Sole Dispositive Power
0

		(8)	Shared Dispositive Power
0

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person
0

(10)	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /
/ /

(11)	Percent of Class Represented by Amount in Row (9)
0

(12)	Type of Reporting Person (See Instructions)
IN

ITEM 1.

(a)	Name of Issuer
IBeam Broadcasting

(b)	Address of Issuer's Principal Executive Offices
645 Alamanor Avenue, Suite 100, Sunnyvale, CA 94085

ITEM 2.

(a)-(c)	Name of Person Filing

This statement is being filed Crosspoint Associates 1997, L.L.C., a Delaware limited liability company, whose principal business address is 2925 Woodside Road, Woodside, CA 94062. Rich Shapero, a general partner of Crosspoint Associates 1997, L.L.C., whose principal business address is 2925 Woodside Road, Woodside, CA 94062, is a United States citizen. Crosspoint Associates 1997, L.L.C., is a general partner to Crosspoint Venture Partners 1997, L.P., a Delaware limited partnership.

(d)	Title of Class of Securities
Common Stock

(e)	CUSIP Number
45073P-10-1

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
Not Applicable.
ITEM 4.	OWNERSHIP
Not Applicable.
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporitng person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/.
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
Not Applicable.
ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
Not Applicable.
ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
Not Applicable.
ITEM 9.	NOTICE OF DISSOLUTION OF GROUP
Not Applicable.
ITEM 10.	CERTIFICATION
Not Applicable.

SIGNATURES

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 14, 2002

RICH SHAPERO		CROSSPOINT ASSOCIATES 1997, L.OL.C., A DELAWARE LIMITED LIABILITY COMPANY
Signature:	/s/ RICH SHAPERO	Signature:	/s/ RICH SHAPERO Rich Shapero, a General Partner
CROSSPOINT VENTURE PARTNERS 1997, L.P., A DELAWARE LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, L.L.C., its General Partner
		Signature:	/s/ RICH SHAPERO Rich Shapero, a General Partner

EXHIBIT A

Agreement of Joint Filing

        The undersigned hereby agrees that they are filing jointy pursuant to Rule 13d-1 of the Act the statement dated February 14, 2002, containing the informaiton required by Schedule 13G for the securities of Corixa Corporation, held by Kleiner Perkins Caulfield & Byers VII, L.P., a California limited partnershipo, and with respect tot he general partners such other holdings as may be reported therein.

Date:    February 14, 2002

RICH SHAPERO		CROSSPOINT ASSOCIATES 1997, L.L.C., A DELAWARE LIMITED LIABILITY COMPANY
Signature:	/s/ RICH SHAPERO	Signature:	/s/ RICH SHAPERO Rich Shapero, a General Partner
CROSSPOINT VENTURE PARTNERS 1997, L.P., A DELAWARE LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, L.L.C., its General Partner
		Signature:	/s/ RICH SHAPERO Rich Shapero, a General Partner

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SIGNATURES
EXHIBIT A
Agreement of Joint Filing